EXHIBIT 4

                            STOCKHOLDERS' AGREEMENT

THIS STOCKHOLDERS' AGREEMENT dated as of April 6, 1999, is among:

PRIMROSE HOLDINGS, INC., a Delaware corporation (the "Company"); SECURITY

CAPITAL CORPORATION, a Delaware corporation ("Security Capital"); Jo Kirchner of Dallas, Georgia ("Kirchner"); Robert Benowitz of Cartersville, Georgia ("Benowitz"); and Raymond Orgera of Cartersville, Georgia ("Orgera"); and SECURITY CAPITAL CORPORATION, a Delaware corporation ("Security Capital").

                                   RECITALS

      The Company, Security Capital, Primrose Holdings, Inc., Paul L. Erwin ("Erwin") and The Paul L. Erwin Grantor Retained Annuity Trust (together with Erwin, the "Sellers") entered into a Stock Purchase Agreement dated as of April 6, 1999 (as amended and in effect from time to time, the "Purchase Agreement") pursuant to which the Company agreed to purchase from Sellers, and Sellers agreed to sell to the Company, all of the issued and outstanding stock of The Jewel I Inc. d/b/a Primrose Country Day School, Metrocorp Properties, Inc. and Primrose School Franchising Company (each a "Subsidiary" and, collectively, the "Subsidiaries").

      The parties hereto believe it is in the best interests of each of them to enter into this Agreement to set forth their understanding with respect to future dispositions of shares of the Company's capital stock and other matters affecting the Company, all as more particularly set forth herein.

     NOW THEREFORE, the parties to this Agreement hereby agree as follows:

      ss.1.  DEFINITIONS.

(a) For all purposes of this Agreement, the following terms shall have the meanings set forth below (capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement for each such term):

      APPRAISER. Appraiser shall mean an investment banking firm, a "Big Five" accounting firm, or other similarly qualified Person of recognized regional standing which conducts appraisals for any of the purposes set forth in this Agreement, which Person shall be an

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independent, disinterested third party and shall be knowledgeable in the business of valuing companies, including companies engaged in the industry in which the Company then competes.

      CAPITAL PARTNERS. Capital Partners shall mean Capital Partners Holdings II-A, L.P. and Capital Partners Holdings II-B, L.P., each a Delaware limited partnership, and any affiliates thereof.

      CAUSE. Cause shall mean, with respect to any Management Stockholder, any of the following: (1) any conviction of, or a plea of guilty or no contest to, any charge of embezzlement, theft or fraudulent act, or any felony which the Board of Directors of the Subsidiary, acting in good faith, determine has had or would reasonably be expected to have a material adverse effect upon the business, operations, financial condition or prospects of the Subsidiary; (ii) any breach by such Management Stockholder of obligations regarding non-competition or confidentiality set forth in any written agreement between the Subsidiary and such Management Stockholder; (iii) willful misconduct or gross negligence by such Management Stockholder in the course of performing any term or condition of his employment agreement with the Subsidiary or, in the absence of such an agreement, as the Board of Directors of the Subsidiary, acting in good faith, has reasonably required of such Management Stockholder if and so long as such requirement was reasonably consistent with his past duties;
(iv) material failure by such Management Stockholder in the performance of any other term or condition of his employment agreement with the Subsidiary or, in the absence of such an agreement, as the Board of Directors of the Subsidiary, acting in good faith, has reasonably required of such Management Stockholder if and so long as such requirement was reasonably consistent with his past duties (and, in the case of either clause (iii) or (iv) above, which the Board of Directors of the Subsidiary, acting in good faith, determines has had or would reasonably be expected to have a material adverse effect upon the business, operations, financial condition or prospects of the Subsidiary and for which a cure has not been commenced and diligently pursued within 10 days of notice to such Management Stockholder from the Board of Directors of the Subsidiary).

      COMMON STOCK. Common Stock shall mean the shares of the Company's common stock, $.01 par value per share. Shares of Common Stock will continue to be Common Stock subject to the terms of this Agreement following any Transfer to a subsequent holder thereof (provided that such Transfer to a subsequent holder is permitted by this Agreement) and, except as otherwise expressly provided herein, each such subsequent holder will succeed to the rights and obligations of a holder of Common Stock hereunder, PROVIDED that shares of Common Stock will cease to be shares of Common Stock subject to the terms of this Agreement when Transferred (i) pursuant to a Public Sale or (ii) to the Company pursuant to the terms hereof.

      DISABILITY, DISABLED. Disability or Disabled shall mean a mental or physical condition which in the reasonable opinion of the Board of Directors of the Subsidiary renders a Management Stockholder unable or incompetent to properly carry out his duties and responsibilities contemplated under any employment agreement between the Subsidiary and such Management Stockholder or, in the absence of such an agreement, as the Board of Directors of

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the Subsidiary, acting in good faith, has reasonably required of such Management
Stockholder if and so long as such requirement was reasonably consistent with his past duties, which condition shall have existed for a period of 120 or more consecutive days. If the Management Stockholder should dispute the determination of the Board of Directors as to whether a Disability exists, either the Management Stockholder or the Subsidiary may require that the Management Stockholder be examined by a physician and, in such case, the decision of such physician shall be conclusive and binding on all parties. The examining physician shall be mutually satisfactory to the Management Stockholder and the Subsidiary, except if they are unable to agree, the Management Stockholder and the Subsidiary shall each designate a physician and the examining physician shall be a physician mutually acceptable to each of such designees.

      EMPLOYEES. Employees shall mean any employee of the Company or any Subsidiary determined by the Company's or such Subsidiary's Board of Directors to be eligible to participate in any stock option plan approved by the Board and adopted by the Company or such Subsidiary.

      FAIR MARKET VALUE. Fair Market Value shall mean the total value of the consideration which would be received upon the sale of shares of Common Stock between a willing buyer and the holder of such shares as a willing seller with the former under no compulsion to buy and the latter under no compulsion to sell, all parties having reasonable knowledge of all relevant facts, calculated in the case of any sale occurring as a result of any Management Stockholder's death, without discount for the effects of his death.

      GOOD REASON. Good Reason shall mean a cessation of employment of a Management Stockholder occurring (i) as a result of the Disability of such Management Stockholder, (ii) as a result of a significant health or other material problem directly involving a member of such Management Stockholder's immediate family which the Subsidiary's Board of Directors, acting in good faith, reasonably determines will require the long-term relocation of the Management Stockholder or will materially interfere with the proper discharge of his duties and responsibilities to the Subsidiary on a long-term basis, or (iii) after the fifth anniversary of the date hereof.

      INSTRUMENT OF ACCESSION. Instrument of Accession shall mean an Instrument of Accession in the form of SCHEDULE 1 hereto.

      MANAGEMENT STOCKHOLDERS. Management Stockholders shall mean, initially, Kirchner (as a holder of Common Stock and a holder of Options and any Common Stock issued pursuant thereto), Benowitz (as a holder of Common Stock and a holder of Options and any Common Stock issued pursuant thereto) and Orgera (as a holder of Common Stock and a holder of Options and any Common Stock issued pursuant thereto) and thereafter, any other employee of the Company or any Subsidiary who is or becomes a Stockholder for purposes of this Agreement.

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      PERMITTED TRANSFEREE. Permitted Transferee shall mean, (x) with respect to any individual Stockholder, (a) such Stockholder's executor, administrator, spouse, children or other lineal descendants, or (b) a trust established exclusively for the benefit of such Stockholder and/or such Stockholder's spouse, children or other lineal descendants, and (y) with respect to any corporate Stockholder, the stockholders of such Stockholder or a liquidating trust established for the benefit of such stockholders or any other affiliate of such Stockholder. Whenever reference is made in this Agreement to the rights and obligations of a Stockholder or group of Stockholders hereunder in respect of Common Stock or Options owned by such Stockholder or group of Stockholders, such reference shall be deemed to include all Permitted Transferees of such Stockholder or group of Stockholders and all shares of Common Stock and Options held by such Permitted Transferees.

      PERSON. Person shall mean an individual, partnership, limited liability company, limited liability partnership, corporation, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

      PRIME. Prime shall mean the interest rate designated by Canadian Bank of Commerce as being its prime rate of interest from time to time.

      PUBLIC SALE. Public Sale shall mean any sale of Common Stock to the public pursuant to a public offering registered under the Securities Act.

      SCC FAIR MARKET VALUE PER SHARE. SCC Fair Market Value Per Share means, as of the date of delivery of any written notice of the exercise of an Exchange Right referred to in Section 9, (i) the average of the closing sales prices on such date of the Class A Common Stock on all domestic securities exchanges on which such security is listed, or (ii) if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or (iii) if on any day such security is not so listed, the sales price for such security as of 4:00 P.M., New York time, as reported on the Nasdaq Stock Market, or (iv) if such security is not reported on the Nasdaq Stock Market, the average of the representative bid and asked quotations for such security as of 4:00 P.M., New York time, as reported on the Nasdaq interdealer quotation system, or any similar successor organization, in each such case averaged over a period of 21 trading days consisting of the day before "SCC Fair Market Value Per Share" is being determined and the immediately prior 20 trading days prior to such day during which such security was traded. Notwithstanding the foregoing, if at any time of determination such security is not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and either listed on a national securities exchange or authorized for quotation in the Nasdaq Stock Market, then SCC Fair Market Value Per Share shall be determined by the Board of Directors of Security Capital in its good faith judgment.

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      SECURITIES ACT. Securities Act shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same may be in effect at the time.

      STOCKHOLDERS. Stockholders shall mean, initially, the Management Stockholders and Security Capital and thereafter, any Person who becomes a party to this Agreement by executing an Instrument of Accession accepted by the Company in connection with the issue or transfer to or acquisition by such Person of shares of Common Stock from the Company, any Stockholder or any subsequent transferee of a Stockholder.

      TRANSFER. Transfer shall mean (i) the direct or indirect sale, assignment, transfer, exchange, gift or other disposition of shares of Common Stock or any Option, or (ii) the pledge, mortgage, or hypothecation of any interest in shares of Common Stock or any Option, or (iii) the grant of any option or other right to acquire shares of Common Stock or any Option.

      TRIGGER EVENT. Trigger Event shall mean the occurrence of any of the following: (i) the sale of assets of a Subsidiary having a fair value greater than 80% of the fair value of all assets of such Subsidiary pursuant to any single sale or series of related sales (other than the sale of inventory in the ordinary course of business); (ii) the date a registration statement filed by a Subsidiary or the Company pursuant to the Securities Act with respect to such issuer's shares of common stock is declared effective by the Securities and Exchange Commission; (iii) a sale of stock or series of related sales or a merger, consolidation or similar corporate reorganization of a Subsidiary, and as a result of which the Company shall own, directly or indirectly, less than 51% of the outstanding voting securities of such Subsidiary; (iv) a sale of stock or series of related sales or a merger, consolidation or similar corporate reorganization of the Company, and as a result of which Security Capital shall own, directly or indirectly, less than 51% of the outstanding voting securities of the Company; (v) a sale of stock or series of related sales or a merger, consolidation or similar corporate reorganization of Security Capital, and as a result of which Capital Partners shall own, directly or indirectly, in the aggregate less than 50% of the outstanding voting securities of Security Capital or (vi) Capital Partners shall cease to have the ability to elect a majority of the Board of Directors of Security Capital (either through the ownership of voting stock, by contract or otherwise).

(b) In addition to the foregoing definitions, the following terms shall have the meanings ascribed to them in the Section set forth opposite such terms:

TERM                                      SECTION DEFINED

"Adjustment Event"                        4.1(d)
"Company"                                 Preamble
"Management Call Notice"                  4.1(a)
"Management Call Option"                  4.1(a)
"Management Call Price"                   4.1(b)

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"Management Put Notice"                   4.2(a)
"Management Put Option"                   4.2(a)
"Management Put Price"                    4.2(a)
"Notice of Proposed Transfer"             3.1(a)
"Offer"                                   3.1(a)
"Offered Shares"                          3.1(a)
"Offeror"                                 3.1(a)
"Options"                                 4.1(a)
"Permitted Voluntary Termination"         4.2(a)
"Proposed Purchaser"                      3.1(a)
"Refusal Purchase Price"                  3.1(e)
"Purchase Agreement"                      Recitals
"Security Capital"                        Preamble
"Subordinated Promissory Note"            4.3(b)
"Subsidiary"                              Recitals

      ss.2.  RESTRICTIONS ON DISPOSITIONS OF COMMON STOCK AND OPTIONS.

(a) Notwithstanding any other provision of this Agreement, except as expressly permitted or required by Sections 3, 4, 5, 6, 7, 8 or 9 hereof, no Stockholder shall Transfer any shares of Common Stock, including any shares of Common Stock issued or issuable upon the exercise or conversion of options, warrants, convertible securities or other similar instruments, or any interest therein, to any Person other than a Permitted Transferee of such Stockholder, without the prior written consent of the Board of Directors of the Company.

(b) Except as expressly permitted or required by Sections 4, 5 or 8 hereof, no Management Stockholder shall Transfer any Options nor any interest therein to any Person other than a Permitted Transferee of such Stockholder, without the prior written consent of the Board of Directors of the Company.

(c) No transferee of any Stockholder (including any Permitted Transferee) shall be entitled to the benefits of this Agreement unless and until such transferee has executed and delivered to the Company an Instrument of Accession and, in the case of a transferee other than a Permitted Transferee, such Instrument of Accession has been accepted by the Company.

      ss.3.  RIGHTS OF REFUSAL.

      3.1 Except as permitted by Section 2(a) hereof, no Stockholder shall Transfer any shares of Common Stock, including shares of Common Stock issued or issuable upon the exercise or conversion of options, warrants, convertible securities or other similar instruments, or any interest therein, whether presently owned by such Stockholder or hereafter acquired by purchase

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or by stock dividend, split up, combination, reclassification, reorganization, consolidation or merger, except in accordance with the terms of this Section 3 as follows:

       (a) In the event that at any time following the third anniversary of the date of this Agreement any Stockholder desires to Transfer all or any portion of his shares of Common Stock or any interest therein (hereinafter sometimes referred to as the "Offeror"), he shall first deliver to the Company and to each other Stockholder, a written notice (the "Notice of Proposed Transfer") specifying the name and address of the proposed transferee (hereinafter sometimes referred to as the "Proposed Purchaser"), the identity and total number of shares of Common Stock which the Offeror then desires to Transfer (the "Offered Shares"), and all of the terms, including the price and payment terms, upon which the Offeror proposes to Transfer the Offered Shares to the Proposed Purchaser. The Notice of Proposed Transfer shall also state that the Company and/or the other Stockholders shall have the right to purchase the Offered Shares in the order specified in paragraph (b) hereof, at the price specified in paragraph (e) hereof, and on the other terms specified in the Notice of Proposed Transfer (an "Offer").

       (b) (i) During the thirty (30) day period commencing on the date of the Company's receipt of the Notice of Proposed Transfer, the Company shall have the first option to purchase all or any portion of the Offered Shares, before the same may be Transferred to any other Person. The Company must give written notice of its election to the Offeror and the other Stockholders during such 30-day period, specifying the number of shares it intends to purchase and stating that it has the ability to complete the intended purchase.

            (ii) In the event that the Company does not elect to purchase all of the Offered Shares pursuant to clause (i) of this paragraph (b), then each other Stockholder shall have the second option to purchase, for a period of fifteen (15) days commencing on the first day immediately following the expiration of the 30- day period specified in clause (i) of this paragraph
      (b), before the same may be Transferred to any other Person, that proportion of the remaining Offered Shares as the number of shares of Common Stock then owned by such Stockholder bears to the total number of shares of Common Stock then held by all Stockholders electing to participate in the Offer. This second option shall be exercisable by giving written notice to the Offeror, the other Stockholders and the Company of such election within the 15-day period specified in this clause
      (ii), and shall include a statement to the effect that such Stockholder has the ability to complete the intended purchase. To the extent a Stockholder elects not to purchase his entire proportionate share of the remaining Offered Shares, the right to purchase any remaining Offered Shares shall be reallocated among the participating Stockholders, ratably.

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       (c) If the Company and/or the other Stockholders have not given notice of their intention to purchase all of the Offered Shares pursuant to paragraph (b) hereof, neither the Company nor the other Stockholders shall be entitled to purchase any of the Offered Shares and, during the period of ninety (90) days commencing on the first day immediately following the expiration of the last refusal period specified in paragraph (b), the Offeror shall have the right to Transfer all of the Offered Shares to the Proposed Purchaser at a price and on terms not more favorable to the Proposed Purchaser than those specified in the Notice of Proposed
      Transfer, PROVIDED that the Proposed Purchaser agrees in writing to become a party to this Agreement by executing an Instrument of Accession accepted by the Company. If for any reason the Offered Shares are not Transferred to the Proposed Purchaser within such period and at such stated price and on such stated terms, the right to Transfer in accordance with the Notice of Proposed Transfer shall expire and the provisions of this Agreement shall continue to be applicable to said shares.

       (d) Offered Shares which are Transferred to a Proposed Purchaser shall continue to be subject to the provisions of this Agreement, and the Company shall not be obligated to issue any shares of Common Stock in the name of such Proposed Purchaser unless and until he shall have become a party to this Agreement by executing an Instrument of Accession accepted by the Company.

       (e) The Company or the Stockholder purchasing the greatest percentage of the Offered Shares shall state in a written notice to the Offeror the time and date for the closing of the purchase by all electing offerees, which closing shall not be less than 30 days, nor more than 45 days, after the first day immediately following the expiration of the last refusal period specified in paragraph (b) hereof. The price to be paid to the Offeror for the Offered Shares upon the exercise of the option provided for in this
      Section 3.1 shall be the price at which the Offered Shares are proposed to be Transferred as set forth in the Notice of Proposed Transfer (the "Refusal Purchase Price").

      3.2 The Refusal Purchase Price shall, unless otherwise agreed in writing by the parties to such transaction, be paid on the same terms as are specified in the Notice of Proposed Transfer on the date of the closing.

      3.3 The closing of the purchase and sale of the Offered Shares shall be held at the principal place of business of the Company on the date specified in the notice described in Section 3.1(e), or at such earlier time or at such other place as the Offeror and the participating Stockholders and/or Company, as the case may be, shall mutually agree upon. At the closing, the participating Stockholders or the Company, as the case may be, shall deliver the consideration required by Section 3.2, and the Offeror shall deliver certificates representing the Offered Shares together with stock powers duly endorsed for the transfer thereof.

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      3.4 Whenever the Company or any Stockholder agrees to purchase shares of
Common Stock of the Company pursuant to this Agreement, each Stockholder or the personal representative of any decedent Stockholder shall do all things and execute and deliver all papers as may be reasonably necessary to consummate such purchase.

      3.5 If any Transfer is made or attempted contrary to the provisions of this Agreement, the other Stockholders and the Company shall have the option to purchase the Common Stock so Transferred or attempted to be Transferred, in the order of priority set forth in this Section 3 which would have been applicable had there been compliance with this Agreement. Such option shall be exercisable within one hundred eighty (180) days after the Stockholders and the Company receive actual notice of such Transfer or attempted Transfer by giving written notice to the owner thereof or his transferees either before or after the Transfer.

      3.6 Notwithstanding the foregoing provisions of this Section 3, no Management Stockholder or any Permitted Transferee of any Management Stockholder shall be entitled to participate in the purchase of the Offered Shares if such Management Stockholder's employment has been terminated by the Subsidiary for any reason, including, but not limited to, death, Disability or other termination, whether with or without Cause or Good Reason.

      ss.4. PUT/CALL RIGHTS IN RESPECT OF MANAGEMENT STOCKHOLDERS (OTHER THAN BY REASON OF DEATH).

      4.1 CALL. (a) In the event a Management Stockholder ceases to be employed by each Subsidiary employing such Management Stockholder for any reason, other than the death of such Management Stockholder, then, at any time within one year of the occurrence of any such cessation of employment, the Company may, at its sole option, purchase from such Management Stockholder and any Permitted Transferees of such Management Stockholder, all of the Common Stock owned by such Management Stockholder and Permitted Transferees of such Management Stockholder and any rights to shares of Common Stock issuable upon exercise of options, if any, in which such Management Stockholder had a vested interest as of the date of the occurrence of such event ("Options"), and such Management Stockholder and any Permitted Transferees of such Management Stockholder shall, upon the exercise of such call option, sell all of such Common Stock and any Options to the Company, at the applicable purchase price set forth in paragraph
(b) hereof (the "Management Call Option"). The Management Call Option shall be exercised by delivery of written notice to such Management Stockholder and any Permitted Transferees of such Management Stockholder within the one year period after the occurrence of such cessation of employment (a "Management Call Notice"), specifying a date not less than 60 and not more than 90 days after the date of such Management Call Notice, on which date the Company will purchase the Common Stock and any Options of such Management Stockholder and any Permitted Transferees of such Management Stockholder.


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      (b) If the Company elects to purchase Common Stock and any Options of a
Management Stockholder and his Permitted Transferees pursuant to a Management Call Option, then

            (y) in the case of a cessation of employment of such Management Stockholder by reason of a termination by each applicable Subsidiary without Cause or the voluntary cessation by such Management Stockholder of his duties and responsibilities as an employee for Good Reason, the purchase price per share of such Common Stock shall be equal to the Fair Market Value thereof, and the purchase price for each Option, if any, shall be equal to the Fair Market Value of each share of Common Stock issuable thereunder net of the applicable exercise price; and

            (z) in the case of a cessation of employment of such Management Stockholder for any reason other than death and as specified in Section 4.1(b)(y), the purchase price per share of such Common Stock shall be equal to the original cost therefor paid by such Management Stockholder upon issuance thereof, and there shall be no consideration required to be paid for the cancellation of any Option, in each case as determined as at the date of the Management Call Notice (the "Management Call Price").

      (c) At the closing of the purchase of such shares of Common Stock and any Options owned by such Management Stockholder and any Permitted Transferees of such Management Stockholder pursuant to the exercise of a Management Call Option, the Company shall pay in cash, or by certified or bank cashier's check, the maximum amount of the Management Call Price then permitted to be paid in cash by the Company's lenders, with the balance, if any, payable by delivery of a Subordinated Promissory Note described in Section 4.3(b) hereof. The Company will use commercially reasonable efforts (without any obligation on its part to raise additional equity or debt for such purpose) to obtain any required waivers from its lenders so as to permit payment of the Management Call Price in cash to the maximum extent possible.

      4.2 PUT. (a) In the event a Management Stockholder who is employed by the Company or any of the Subsidiaries shall cease to be employed at any time prior to the fifth anniversary of the date hereof for any reason other than death or termination by the Company or any of the Subsidiaries with cause, then the Management Stockholder and the Permitted Transferees of such Management Stockholder may, at the sole option of such Management Stockholder and the Permitted Transferees, require the Company to purchase from such Management Stockholder and the Permitted Transferees of such Management Stockholder all of the Common Stock owned by such Management Stockholder and the Permitted Transferees of such Management Stockholder (the "First Management Put Option"), and the Company shall, upon exercise of a First Management Put Option, purchase all of such Common Stock from such Management Stockholder and the Permitted Transferees of such Management Stockholder, at a purchase price of $500 per share of Common Stock. In the event a Management Stockholder who is employed by the Company or any of the Subsidiaries shall cease to be employed for any

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reason other than death or termination by the Company or any of the Subsidiaries with cause at any time on or after the fifth anniversary of the date hereof, then, at any time within one year after the sixth anniversary hereof, the Management Stockholder and the Permitted Transferees of such Management Stockholder may, at the sole option of such Management Stockholder and the Permitted Transferees, require the Company to purchase from such Management Stockholder and the Permitted Transferees of such Management Stockholder all of the Common Stock and any Options owned by such Management Stockholder and the Permitted Transferees of such Management Stockholder (the "Second Management Put Option" and together with the First Management Put Option, the "Management Put Option"), and the Company shall, upon exercise of a Second Management Put
Option, purchase all of such Common Stock and any Options from such Management Stockholder and the Permitted Transferees of such Management Stockholder, at the purchase price set forth in paragraph (b) hereof. The Management Put Option shall be exercised by delivery of written notice to the Company within the one year period after termination of employment by the Management Stockholder with respect to the First Management Put Option or after the sixth anniversary hereof with respect to the Second Management Put Option (the "Management Put Notice"), specifying a date not less than 60 and not more than 90 days after the date of such Management Put Notice on which date the Company shall be required to purchase such shares of Common Stock and any Options owned by such Management Stockholder and the Permitted Transferees of such Management Stockholder.

      (b) If the Management Stockholder and the Permitted Transferees of such Management Stockholder elect to require the Company to purchase Common Stock and any Options of a Management Stockholder and such Permitted Transferees pursuant to a Management Put Option, the purchase price per share of such Common Stock shall be equal to the Fair Market Value thereof, and the purchase price for each Option, if any, shall be equal to the Fair Market Value of each share of Common Stock issuable thereunder net of the applicable exercise price, all as determined as at the date of the Management Put Notice (the "Management Put Price").

      (c) At the closing of the purchase of such shares of Common Stock and any Options owned by such Management Stockholder and the Permitted Transferees of such Management Stockholder pursuant to the exercise of a Management Put Option, the Company shall pay in cash, or by certified or bank cashier's check, the maximum amount of the Management Put Price then permitted to be paid in cash by the Company's lenders, with the balance, if any, payable by delivery of a Subordinated Promissory Note described in Section 4.3(b) hereof. The Company will use commercially reasonable efforts (without any obligation on its part to raise additional equity or debt for such purpose) to obtain any required waivers from its lenders so as to permit payment of the Management Put Price in cash to the maximum extent possible.

      4.3 (a) In the event the Fair Market Value of shares of Common Stock owned by such Management Stockholder and the Permitted Transferees of such Management Stockholder or issuable under any Options owned by such Management Stockholder shall not be agreed upon by the parties under this Section 4 within 30 days after the mailing of the Management Put or Call Notice, as applicable, then the Fair Market Value of such shares shall be determined by an

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Appraiser reasonably satisfactory to the parties; PROVIDED, that if the parties cannot so agree, then: (i) the Company shall designate an Appraiser; (ii) the Management Stockholder shall designate an Appraiser, (iii) the two Appraisers shall designate a third Appraiser; and (iv) the third Appraiser shall perform the appraisal. In the event the two Appraisers are unable to promptly designate the third Appraiser, the parties shall then immediately submit the issue of determining such Fair Market Value to binding arbitration before an arbitrator selected from a list of arbitrators practicing in Atlanta, Georgia with any arbitration proceedings in connection therewith to be held in Atlanta, Georgia in accordance with the rules and procedures of the American Arbitration Association applicable to commercial transactions. Any such appraisal or arbitration shall be final and binding on the parties. The cost of such appraisal or arbitration shall be borne equally by the parties to such transaction.

      (b) Any Subordinated Promissory Note issued pursuant to this Section 4 shall be a Subordinated Promissory Note of the Company which (A) shall be payable in equal annual installments, commencing one (1) year after the date of its issuance and with a final maturity date on the sixth anniversary of the date hereof (provided, however, that if the Subordinated Promissory Note is issued pursuant to the exercise of a Management Put Option, the final maturity date thereof shall be the earliest date permitted by the Company's lenders), (B) shall bear interest at a rate per annum equal to Prime plus two percent (2%), but in no event shall such annual rate exceed twelve percent (12%) per annum or be less than eight percent (8%) per annum and in each case, such interest shall be payable monthly in arrears so long as permitted by the Company's lenders; (C) shall be subordinated in a manner acceptable to the Company's and each Subsidiary's lenders; (D) shall be prepayable at any time without premium or penalty; (E) shall be subject to mandatory prepayment in full without premium or penalty upon the occurrence of a Trigger Event or the earliest date permitted by the Company's lenders; and (F) shall include restrictive covenants identical to those set forth in the promissory notes issued pursuant to the Purchase Agreement.

      (c) The closing of any purchase and sale of Common Stock and any Options pursuant to this Section 4 shall be held at the principal place of business of the Company on the date specified in the Management Put or Call Notice, or 15 days after the final determination of the Management Put or Call Price, whichever date is later. At the closing, the Company shall deliver the purchase consideration against delivery by such Management Stockholder and any Permitted Transferees of such Management Stockholder of certificate(s) representing the purchased shares of Common Stock with stock power(s) duly endorsed for the transfer thereof and appropriate instruments terminating all rights existing under any purchased Options.

      (d) Notwithstanding anything to the contrary herein, the exercise of rights to purchase or the requirement of the Company to purchase shares of Common Stock and any Options pursuant to this Section 4 shall be subject to limitations, if any, imposed upon the Company under applicable law or, subject to the Company's obligations in respect of seeking waivers from its lenders as provided in Section 4.1(c) or 4.2(c) hereof, by any agreements with the Company's lenders then in effect, including, without limitation, restrictions on the ability of the Company to pay the cash portion of any Management Put or Call Price and on the ability to pay principal or interest under the Subordinated Promissory Note during the existence of any default under such lender's agreements.

      ss.5.  PUT/CALL RIGHTS OF MANAGEMENT STOCKHOLDERS IN THE EVENT
OF DEATH.

      5.1 PUT. (a) In the event of the death of a Management Stockholder, then at any time within one year of such event, the estate of such Management Stockholder and the Permitted Transferees of any such Management Stockholder may, at their option, sell to the Company, and require the Company to purchase, all of the Common Stock and any Options owned by the estate of such Management Stockholder and the Permitted Transferees of such Management Stockholder, at a price per share equal to the Fair Market Value of such share of Common Stock and at a purchase price for each Option, if any, equal to the Fair Market Value of each share of Common Stock issuable thereunder net of the applicable exercise price, all as determined as of the date of such death.

      (b) The put option of the estate of such Management Stockholder and the Permitted Transferees of such Management Stockholder pursuant to paragraph (a) above shall be exercised by delivery of written notice to the Company, within such applicable one year period, specifying a date not less than 60 and no more than 90 days after the date of such notice on which date the Company shall be required to close the required purchase of such Common Stock and any Options owned by the estate of such Management Stockholder and the Permitted Transferees.

      5.2 CALL. (a) In the event of the death of a Management Stockholder, then at any time within one year of such event, the Company may, at its sole option, purchase all of the Common Stock and any Options owned by the estate of such Management Stockholder and the Permitted Transferees of such Management Stockholder, and the estate of such Management Stockholder and the Permitted Transferees of such Management Stockholder shall, upon the exercise of such call option, sell to the Company all of such Common Stock and any such Options, at a price per share equal to the Fair Market Value of such share of Common Stock and at a purchase price for each Option, if any, equal to the Fair Market Value of each share of Common Stock issuable thereunder net of the applicable exercise price, all as determined as at the date of such death.

      (b) The call option of the Company pursuant to paragraph (a) above shall be exercised by delivery of written notice to the estate of such Management Stockholder and the Permitted Transferees of such Management Stockholder, within such applicable one year period, specifying a date not less than 60 and no more than 90 days after the date of such notice on which date the estate of such Management Stockholder and the Permitted Transferees of such Management Stockholder shall be required to sell to the Company the Common Stock and any Options owned by the estate of such Management Stockholder and his Permitted Transferees.

      5.3 (a) At the closing of the purchase of shares of Common Stock and any Options owned by the estate of a Management Stockholder and the Permitted Transferees pursuant to the exercise of a put or call option under Section 5.1(a) or 5.2(a) hereof, the Company shall pay in cash, or by certified or bank cashier's check, the maximum amount of such purchase price then permitted to be paid in cash by the Company's lenders, with the balance payable by delivery of a Subordinated Promissory Note of the Company as described in Section 4.3(b) hereof. The Company will use commercially reasonable efforts (without any obligation on its part to raise additional equity or debt for such purpose) to obtain any required waivers from its lenders so as to permit payment of the purchase price in cash to the maximum extent possible.

      (b) In the event the Fair Market Value of shares of Common Stock owned by the estate of such Management Stockholder and the Permitted Transferees or issuable under any Options owned by the estate of such Management Stockholder shall not be agreed upon by the parties within 30 days after the mailing of the applicable put or call notice, then the Fair Market Value of such shares shall be determined in the manner specified in Section 4.3(a) hereof, with the cost of such determination borne in the manner set forth in such Section.

      (c) The closing of any purchase and sale of Common Stock and any Options pursuant to this Section 5 shall be held at the principal place of business of the Company on the date specified in the applicable put or call notice, or 15 days after the final determination of the purchase price, whichever date is later. At the closing, the Company shall deliver the purchase consideration against delivery by the estate of such Management Stockholder and the Permitted Transferees of certificate(s) representing the purchased shares of Common Stock with stock power(s) duly endorsed for the transfer thereof and appropriate instruments terminating all rights existing under any purchased Options.

      (d) Notwithstanding anything to the contrary herein, the exercise of rights to purchase or the requirement of the Company to purchase shares of Common Stock and any Options pursuant to this Section 5 shall be subject to limitations, if any, imposed upon the Company under applicable law or, subject to the Company's obligations in respect of seeking waivers from its lenders as provided in Section 5.3(a) hereof, by any agreements with the Company's lenders then in effect, including, without limitation, restrictions on the ability of the Company to pay the cash portion of any put or call and on the ability to pay principal or interest under the Subordinated Promissory Note during the existence of any default under such lender's agreements.

      ss.6.  TAG ALONG RIGHTS.

      In the event that Security Capital shall propose to Transfer to any Person (other than to a Permitted Transferee), in any single transaction or series of related transactions, 20% or more of the aggregate amount of Common Stock held by Security Capital and its Permitted Transferees immediately prior to giving effect to such transaction or transactions, such Transfer shall be conditioned upon receipt by each of the other Stockholders of a binding written offer (and the proposed transferee's compliance with the terms thereof if such offer is accepted by any of the other Stockholders within 30 days of its receipt) by the proposed transferee to purchase, for the same price per share and upon the same terms and conditions as are applicable to Security Capital, a portion of each other Stockholder's Common Stock of the Company up to (at such other Stockholder's option) an amount equal to the same percentage of the other Stockholder's Common Stock in the Company as the percentage of Security Capital's Common Stock of the Company proposed to be sold or transferred (after adjustment of such percentage to account for shares of Common Stock of each other Stockholder, in each case to the extent thereof to be included in such sale pursuant to the terms of this Section 6). The closing of the sale by any participating Stockholders shall occur concurrently with the sale by Security Capital to the proposed transferee.

      ss.7.  DRAG ALONG RIGHTS.

      In the event that, at any time from and after the date hereof, Security Capital receives a bona fide written offer from another Person which is not a partner or an affiliate of Security Capital, or a stockholder of Security Capital, or a Permitted Transferee of Security Capital, to purchase more than 80% of the issued and outstanding Common Stock of the Company held by Security Capital, which offer Security Capital is prepared to accept, then Security Capital may, by notice in writing to the other Stockholders, require the other Stockholders to sell, and the other Stockholders shall then be required to sell, to the offeror the same percentage of Common Stock owned by them as the percentage of shares being sold by Security Capital bears to all the shares of Common Stock owned by Security Capital on the same terms and conditions (including, without limitation, with respect to purchase price and terms of payment) as are offered to Security Capital and as are specified in the offeror's offer. The closing of the sale by Security Capital shall occur concurrently with the sale by the other Stockholders to the offeror.

      ss.8.  CHANGE OF CONTROL PUT.

      8.1 (a) In the event there occurs (i) the sale of assets of the Company having fair value greater than 80% of the fair value of all assets of the Company pursuant to any single sale or series of related sales (other than the sale of inventory in the ordinary course of business); or (ii) a sale of stock or series of related sales, or a merger, consolidation or similar corporate reorganization of the Company, and as a result of which Security Capital shall own, directly or indirectly, less than 51% of the outstanding voting securities of the Company, the Company agrees to give prompt written notice of such event to the Management Stockholders, whereupon each of the Management Stockholders may, at his option exercisable at any time within 90 days of the date of such notice, require the Company to purchase all of the Common Stock and any Options owned by such Management Stockholder and any of his Permitted Transferees, and the Company shall, upon the exercise of such put option, purchase from such Management Stockholder and any of his Permitted Transferees, all of such Common Stock and any such Options, at a price per share of Common Stock equal to the Fair Market Value thereof, and at purchase price for each Option equal to the Fair Market Value of each share of Common Stock issuable thereunder net of the applicable exercise price, all as of the date of such event, in accordance with the terms of this Section 8.

      (b) The put options of the Management Stockholders pursuant to paragraph
(a) above shall be exercised by delivery of written notice(s) to the Company, within such applicable 90 day period, specifying a date not less than 60 and no more than 90 days after the date of such notice on which date the Company shall purchase all of the Common Stock and any Options owned by such Management Stockholder and any of his Permitted Transferees.

      8.2 (a) At the closing of the purchase of shares of Common Stock and any Options pursuant to the exercise of a put option under Section 8.1(a) hereof, the Company shall pay the purchase price therefor in cash.

      (b) In the event the Fair Market Value of shares of Common Stock shall not be agreed upon by the applicable parties within 30 days after the mailing of the put notice, then the Fair Market Value of such Common Stock and any shares issuable under any Options shall be determined in the manner specified in
Section 4.3(a) hereof, with the cost of such determination borne in the manner set forth in such Section.

      (c) The closing of any purchase and sale of Common Stock and any Options pursuant to this Section 8 shall be held at the principal place of business of the Company on the date specified in the applicable put notice, or 15 days after the final determination of the purchase price, whichever date is later. At the closing, the Company shall deliver the purchase consideration against delivery by such Management Stockholder and any Permitted Transferees of certificate(s) representing the purchased shares of Common Stock with stock power(s) duly endorsed for the transfer thereof and appropriate instruments terminating all rights existing under any purchased Options.

      (d) Notwithstanding anything to the contrary herein, the exercise of the Company's obligations to purchase shares of Common Stock and any Options pursuant to this Section 8 shall be subject to limitations, if any, imposed upon the Company under applicable law or by any agreements with the Company's lenders then in effect. The Company will utilize commercially reasonable efforts (without any obligation on its part to raise additional equity or debt for such purpose) to obtain any required waivers from its lenders so as to permit payment of the purchase price in cash to the maximum extent possible.

      ss.9.  EXCHANGE RIGHTS.

      After the fifth anniversary of the date of this Agreement, any Stockholder may elect, during the thirty (30) day period following the filing of Security Capital's Annual Report on Form 10-K for the then most recently completed fiscal year, to exchange (the "Exchange Right") (i) any or all of the Common Stock owned by such Stockholder for shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Security Capital at an exchange rate equal to the aggregate Fair Market Value of the shares of the Common Stock to be exchanged by such Stockholder divided by the SCC Fair Market Value Per Share as of the date of delivery of the written notice as described below; and (ii) any or all of the Options owned by such Stockholder and currently exercisable for shares of the Class A Common Stock at an exchange rate equal to (a) the sum of the aggregate Fair Market Value of the shares of the Common Stock receivable upon exercise of the Options to be exchanged net of the aggregate applicable exercise price, divided by (b) the SCC Fair Market Value Per Share. In the event that the Company, Security Capital and such Stockholder cannot agree on the Fair Market Value of the shares of the Common Stock to be exchanged, such Fair Market Value shall be determined as set forth in Section 4.3(a).

      The Exchange Right may be exercised by delivery of written notice to the Company and Security Capital, specifying the number of shares of Common Stock (including shares receivable upon exercise of exchanged Options) to be exchanged and a date not less than 10 and not more than 30 days after the date of such notice, on which the closing of such exchange shall occur.

      The closing of any such exchange pursuant to this Section 9 shall be held at the principal place of business of the Company on the date specified in such written notice, or 15 days after final determination of the exchange ratio, whichever is later. At the closing, Security Capital shall deliver to such Stockholder certificate(s) representing the shares of the Class A Common Stock to be issued in connection with such exchange, and such Stockholder shall deliver to Security Capital certificate(s) representing the shares of the Common Stock to be exchanged, with stock power(s) duly endorsed for transfer thereof and appropriate instruments terminating all rights existing under any exchanged Options.

      ss.10.  PARTIES TO THE AGREEMENT.

      (a) Every stockholder or holder of an Option of the Company shall, at the option of the Company's Board of Directors, be required to become a party to this Agreement by signing or causing to be signed on its behalf and delivering to the Company an Instrument of Accession if such Person is not already a party to this Agreement. Except as set forth herein, no Person shall become an owner of record of any shares of Common Stock of the Company through a subsequent transfer from any Stockholder unless and until the Company has received an executed Instrument of Accession signed by such Person and, in the case of a transferee other than a Permitted Transferee, such Instrument of Accession shall have been accepted by the Company. No transfer of shares of Common Stock shall be effective for any purpose unless and until recorded on the Company's record of stockholders upon surrender of the certificates representing such Common Stock, duly endorsed for transfer. Common Stock shall be issued and recorded only in the name of the beneficial owner thereof or in the name or name(s) of the trustee or nominee or trustees or nominees holding legal title thereto for such beneficial owner on a fully disclosed basis.

      (b) All certificates representing shares of Common Stock shall be endorsed with the following legend:

      "THE SALE, TRANSFER, ASSIGNMENT, PLEDGE AND ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS' AGREEMENT DATED AS OF APRIL 6, 1999, AMONG PRIMROSE HOLDINGS, INC. AND ITS STOCKHOLDERS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF PRIMROSE HOLDINGS, INC."

Each Stockholder, by signing this Agreement or causing it to be signed, represents and warrants to the Company that such Stockholder is acquiring or has acquired its or his shares of Common Stock for its or his own account for investment and not with a view to, or for resale in connection with, the distribution thereof.

      ss.11.  AMENDMENT AND WAIVER.

      No modification, amendment or waiver of any provision of this Agreement will be effective against the Company or any other parties hereto unless such modification, amendment or waiver is approved in writing by all the parties hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

      ss.12.  SEVERABILITY.

      Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      ss.13.  ENTIRE AGREEMENT.

      Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

      ss.14.  SUCCESSORS AND ASSIGNS.

      This Agreement will inure to the benefit of and be enforceable by (i) the Company and its successors and assigns and (ii) the Stockholders and their respective heirs, executors, administrators and permitted assigns of each of them so long as they hold shares of Common Stock or until this Agreement is terminated.

      ss.15.  SECURITIES LAWS.

      No holder shall Transfer shares of Common Stock unless, prior to such Transfer, the Company shall receive, if requested by its Board of Directors, a written opinion reasonably satisfactory in form and substance to the Company of counsel satisfactory to the Company that the proposed Transfer may be effected without registration under the Securities Act. The holder of Common Stock proposed to be Transferred will pay the reasonable fees and disbursements of counsel in connection with all opinions rendered pursuant to this Section.

      ss.16.  COUNTERPARTS.

      This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

      ss.17.  REMEDIES.

      The parties hereto will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any material breach of any provision of this Agreement and to exercise all other fights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement.

      ss.18.  EMPLOYMENT.

      Nothing contained in this Agreement is intended to create for any Stockholder who is employed by the Company a right to continued employment with the Company or employment in the same position or on the same terms as those currently in effect.

      ss.19.  NOTICES.

      Any notice or other communication in connection with this Agreement shall be deemed to be delivered and received if in writing (or in the form of a telex or telecopy) addressed as provided below (a) when actually delivered, in person,
(b) when telexed or telecopied to said
address, and confirmed by mail or overnight courier service, (c) in the case of delivery by mail, three business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified, or (d) in the case of delivery by overnight courier service, one business day shall have elapsed after the same shall have been deposited with such courier in accordance with the standard procedures of such courier.

            (i)  If to the Company or to Security Capital, at:

c/o Capital Partners
One Pickwick Plaza
Suite 310
Greenwich, Connecticut  06830
Attn:  Brian D. Fitzgerald

                  with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attn:  Christopher T. Jensen

            (ii) If to any Stockholder, at the address for such Stockholder specified on Schedule 2 hereto.

                  with a copy to:

            [                                            ]

            (iii) if to any other Person who becomes a party hereto, to it at its address set forth in the Instrument of Accession signed by such party.

      ss.20.  TERMINATION.

(a) This Agreement shall terminate as to any Stockholder by the Transfer (other than to a Permitted Transferee or an individual Stockholder's estate) of all of such Stockholder's Common Stock and Options in accordance with the provisions of this Agreement.

(b)   This Agreement shall terminate as to all Stockholders on the earlier of
      (i) the effective date of a registration statement covering the Company's first public offering of Common Stock, and (ii) ten (10) years from the date hereof, unless all parties hereto renew the same for an additional term specified in writing.

      ss.21.  GOVERNING LAW.

      ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

               [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK] ss.22. DESCRIPTIVE HEADINGS.

      The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

PRIMROSE HOLDINGS, INC.


By:   /S/ A. GEORGE GEBAUER
   A. George Gebauer
   Vice President


STOCKHOLDERS:

SECURITY CAPITAL CORPORATION


By:  /S/ A. GEORGE GEBAUER
   Title: President

 /S/ JO KIRCHNER
Jo Kirchner

  /S/ ROBERT BENOWITZ
Robert Benowitz

 /S/ RAYMOND ORGERA
Raymond Orgera

                               List of Schedules

Schedule 1 - Instrument of Accession

Schedule 2 - Addresses for Stockholder Notices

                                  Schedule 1
                               to Stockholders'
                                   AGREEMENT


                            INSTRUMENT OF ACCESSION

      Reference is made to that certain Stockholders' Agreement dated as of April 6, 1999, a copy of which is attached hereto (as amended and in effect from time to time, the "Stockholders' Agreement"), among Primrose Holdings, Inc., a Delaware corporation (the "Company"), and the persons set forth therein.

      The undersigned, in order to become the owner or holder of ___ shares (the "Shares") of Common Stock, $.01 par value per share, of the Company, hereby agrees that by the undersigned's execution hereof, the undersigned shall become a party to the Stockholders' Agreement and subject to all of the restrictions, conditions and obligations applicable to Stockholders set forth in the Stockholders' Agreement. This Instrument of Accession shall take effect and shall become a part of said Stockholders' Agreement immediately upon execution by the undersigned.

Executed as of the date set forth below under the laws of the State of Delaware.

                                    Name:___________________________________

                                    Signature:______________________________

                                    Address:________________________________

                                    Date:___________________________________



Accepted:

PRIMROSE HOLDINGS, INC.

By:_________________________________
Title:______________________________

Date:_______________________________

                                  Schedule 2
                               to Stockholders'
                                  AGREEMENT


                     ADDRESSES FOR STOCKHOLDER'S NOTICES